Exhibit (a)(1)

                     TRUST AGREEMENT OF XYZ STRYPES TRUST

          TRUST AGREEMENT,  dated as of March 14, 1996 among Paul A.
Pepe, as Depositor, and Douglas R. Robinson, as Trustee. The Depositor and the Trustee hereby agree as follows:

          1. The trust created hereby shall be known as "XYZ STRYPES Trust", in which name the Trustee may conduct the business of the Trust, make and execute contracts, and sue and be sued.

          2.   The Depositor hereby assigns, transfers, conveys and sets over
to  the Trustee the  sum of $1.   The Trustee  hereby acknowledges receipt of
such amount in  trust from the Depositor,  which amount shall constitute  the
initial  trust estate.   The Trustee  hereby declares  that it will  hold the
trust estate in trust for the Depositor. It is the intention of the parties hereto that the Trust created hereby constitute a business trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. Section 3801, et seq.
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and that this document constitute the governing instrument of the Trust.  The
Trustee is hereby authorized and directed to execute and file a certificate of trust with the Delaware Secretary of State in the form attached hereto.

          3. The Depositor and the Trustee will enter into an amended and restated Trust Agreement, satisfactory to each such party, to provide for the contemplated operation of the Trust created hereby. Prior to the execution and delivery of such amended and restated Trust Agreement, the Trustee shall not have any duty or obligation hereunder or with respect to the trust estate, except as otherwise required by applicable law or as may be necessary to obtain prior to such execution and delivery any licenses, consents or approvals required by applicable law or otherwise.

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          4.   This  Trust  Agreement   may  be  executed  in   one  or  more
counterparts.

          5. The Trustee may resign upon thirty days prior notice to the Depositor.

          IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed by their respective officers hereunto duly authorized, as of the day and year first above written.

                                   DEPOSITOR


                                      /s/ Paul A. Pepe
                                    ---------------------------------------
                                    Paul A. Pepe,
                                    as Depositor


                                    TRUSTEE


                                      /s/ Douglas R. Robinson
                                    ---------------------------------------
                                    Douglas R. Robinson,
                                    as Trustee

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